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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                               North State Bancorp
         -------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
         -------------------------------------------------------------
                         (Title of Class of Securities)



                                   662585 10 8
         -------------------------------------------------------------
                                 (CUSIP Number)



                                  July 1, 2002
         -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)
_____________________________

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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CUSIP No. 662585 10 8

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1.       Name of Reporting Person
         I.R.S. Identification No. of Above Person  (Entities Only)

         Fred J. Smith, Jr.

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2.       Check the Appropriate Box if a Member of a Group

                                                                       (a) ____
            Not Applicable                                             (b) ____

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3.       SEC Use Only

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4.       Citizenship or Place of Organization

            United States

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                           5.       Sole Voting Power

Number of                           307,735
Shares                     -----------------------------------------------------
Beneficially               6.       Shared Voting Power
Owned By
Each Reporting                      6,600
Person with
                           -----------------------------------------------------
                           7.       Sole Dispositive Power

                                    307,735

                           -----------------------------------------------------
                           8.       Shared Dispositive Power

                                    6,600

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9.       Aggregate Amount Beneficially Owned by Each
           Reporting Person

         314,335

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10.      Check Box if the Aggregate Amount in Row (9) Excludes
           Certain Shares
                                       [_]

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11.      Percent of Class Represented by Amount in Row (9)

                  18.61%

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12.      Type of Reporting Person

         IN

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Item 1(a)         Name of Issuer

                  North State Bancorp

Item 1(b)         Address of Issuer's Principal Executive Offices

                  6200 Falls of Neuse Road, Raleigh, North Carolina  27609

Item 2(a)         Name of Person Filing

                  Fred J. Smith, Jr.

Item 2(b)         Address of Principal Business Office, or, if None, Residence

                  400 Riverwood Drive, Clayton, North Carolina 27520

Item 2(c)         Citizenship

                  United States

Item 2(d)         Title of Class of Securities

                  Common Stock

Item 2(e)         CUSIP Number

                  662585 10 8

Item 3. If this Statement is filed pursuant toss.240.13d-1(b) or (SS) 240.13d-2(b) or (c), check whether the person filing is a:

                  (a)   [ ]     Broker or dealer registered under section 15 of
                                the Act (15 U.S.C. 78o).
                  (b)   [ ]     Bank as defined in section 3(a)(6) of the Act
                                (15 U.S.C. 78c).
                  (c)   [ ]     Insurance company as defined in section 3(a)(19)
                                of the Act (15 U.S.C. 78c).
                  (d)   [ ]     Investment company registered under section 8 of
                                the Investment Company Act of 1940 (15 U.S.C.
                                80a-8).
                  (e)   [ ]     An investment advisor in accordance with (SS)
                                240.13d- 1(b)(1)(ii)(E);
                  (f)   [ ]     An employee benefit plan or endowment fund in
                                accordance with (SS) 240.13d-1(b)(1)(ii)(F);

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                  (g)   [ ]     A parent holding company or control person in
                                accordance with (SS) 240.13d-1(b)(1)(ii)(G);
                  (h)   [ ]     A savings associations as defined in Section
                                3(b) of the Federal Deposit Insurance Act (12
                                U.S.C. 1813);
                  (i)   [ ]     A church plan that is excluded from the
                                definition of an investment company under
                                section 3(c)(14) of the Investment Company Act
                                of 1940 (15 U.S.C. 80a-3);
                  (j)   [ ]     Group, in accordance with (S) .240.13d-
                                1(b)(1)(ii)(J).

                        [X]     NOT APPLICABLE

Item 4.           Ownership

                  (a)   Amount beneficially owned:

                        At July 1, 2002, Mr. Smith beneficially owned an aggregate of 314,335 shares of the Issuer's common stock which includes options to purchase 12,104 shares of the Issuer's common stock that were exercisable within 60 days of July 1, 2002.

                  (b)   Percent of class:

                        18.61%

                  (c)   Number of shares as to which such person has:

                        (i)     Sole power to vote or to direct the vote:
                                307,735
                        (ii)    Shared power to vote or to direct the vote:
                                6,600
                        (iii) Sole power to dispose or to direct the disposition of: 307,735
                        (iv) Shared power to dispose or to direct the disposition of: 6,600

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                                       [ ]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                        Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

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                           Not Applicable

Item 8.           Identification and Classification of Members of the Group

                           Not Applicable

Item 9.           Notice of Dissolution of Group

                           Not Applicable

Item 10.          Certification

                  (a)      Not Applicable

                  (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                    July 1, 2002
                                                 -------------------------------
                                                                            Date



                                                 /s/ Fred J. Smith, Jr.
                                                 -------------------------------
                                                 Signature

                                                 Fred J. Smith, Jr.
                                                 -------------------------------
                                                 Name/Title